Exhibit 10.14

Enova International, Inc.

Summary of Terms and Conditions of

2014 Short-Term Incentive Plans

for Executive Officers

At its regularly scheduled meeting that was held on January 21, 2014, the Management Development and Compensation Committee of Cash America International, Inc. (the “Cash America Compensation Committee”) approved the terms and conditions of the short term incentive (“STI”) compensation plans for (i) the Chief Executive Officer of Enova International, Inc. (the “Company”) and (ii) the other executive officers and certain other employees of the Company for 2014 (collectively, the “2014 STI Plans”), which are cash-based incentive plans that are administered by the Cash America Compensation Committee under the Cash America International, Inc. Annual Short-Term Incentive Plan. The Company’s 2014 earnings before interest, taxes, depreciation and amortization, adjusted for certain items (the “2014 EBITDA”), is the financial performance measure that will be used to determine whether payments will be made under the 2014 STI Plans and the amount of any payments. The potential 2014 STI payment for the Chief Executive Officer will be based solely on 2014 EBITDA. The potential 2014 STI payments for the Company’s other executive officers will be based on both 2014 EBITDA and an individual performance factor (which is a performance rating based on individual performance reviews).

The following table shows the target 2014 STI award as a percentage of base salary for each of the Company’s 2013 named executive officers named in the Company’s Registration Statement on Form 10 who may be eligible for payment of STI awards under the 2014 STI Plans:

Name	Target Award as a Percentage of Base Salary(1)
David A. Fisher President and Chief Executive Officer (Principal Executive Officer)	75%
Robert S. Clifton Vice President - Chief Financial Officer and Treasurer (Principal Financial Officer)	35%
Alex T. King Senior Vice President - Operations	45%
Arad Levertov Senior Vice President - Operations	45	% (2)
Daniel Shteyn Vice President - Operations	35%

(1)	All executive officers of the Company who are Vice Presidents have a target award of 35% of their base salary, and all executive officers who are Senior Vice Presidents have a target award that is 45% of their base salary.
(2)	Mr. Levertov was promoted to Senior Vice President on February 2, 2014. As a result of his promotion, his target 2014 STI award increased to 45% from 35% of his base salary. His total target 2014 STI award will be a blended percentage of his 2014 base pay taking into account his base pay and STI target percentage before and after his promotion.

Under the terms of the 2014 STI Plans, potential STI awards will begin to accrue based on a formula set forth in each plan once the Company exceeds a certain 2014 EBITDA threshold. If the Company achieves a certain 2014 EBITDA target, then the executive officer is eligible to receive a cash payment equal to (i) for the Chief Executive Officer, his target award and (ii) for each of the other executive officers, from 0% to 200% of the executive officer’s target STI award, with the percentage of target STI award based on the executive officer’s individual performance. If the Company exceeds the 2014 EBITDA target, the executive officer is eligible to receive a cash payment in excess of the target STI award up to a maximum amount that is (i) two times the target STI award for the Chief Executive Officer and (ii) four times the target STI award for each other executive officer.

The 2014 STI Plans provide that if the Company becomes an independent public company before January 1, 2015, the Company’s Management Development and Compensation Committee (the “Enova Compensation Committee”) will assume responsibility for administering the 2014 STI Plans. In addition, if a sale of the Company occurs during 2014, the 2014 STI Plans will terminate upon such sale and payments will be made in accordance with the terms of the plans as adjusted in accordance with the plans.

No executive officer is guaranteed a payment under the 2014 STI Plans, and the Cash America Compensation Committee or the Enova Compensation Committee, as applicable, has discretion with respect to the payment of awards at the end of the year. The 2014 STI Plans also contain “clawback” provisions that allow the Company to recoup all or some of the amount paid to an executive officer under certain circumstances when there is a material restatement of the financial results of Cash America International, Inc.